Exhibit 10.5
ROBBINS & MYERS, INC.
AWARD AGREEMENT FOR
PERFORMANCE SHARE AWARD TO PETER C. WALLACE
UNDER ROBBINS & MYERS, INC. 2004 STOCK INCENTIVE PLAN
This AWARD AGREEMENT (the “Agreement”) is entered into as of the Award Date set forth below between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and Peter C. Wallace (“Executive”).
     A. The Company from time to time makes Performance Share Awards to Executives under the Company’s 2004 Incentive Stock Plan As Amended (the “Plan”), a copy of which has been provided to Executive and is incorporated herein by this reference;
     B. For the purpose of encouraging Executive to have a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its Subsidiaries, and to render superior performance during the Performance Period, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that Performance Shares should be awarded under the Plan to Executive; and
     C. Any capitalized term used herein that is not defined herein shall have the meaning ascribed to it in the Plan.
NOW, THEREFORE, THE COMPANY AND EXECUTIVE INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:
SECTION 1. PERFORMANCE SHARE AWARD.
1.1 Grant of Performance Shares
(a) The Company hereby grants to Executive on October 6, 2005 (the “Award Date”), subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Agreement, SIX THOUSAND SIX HUNDRED (6,600) Performance Shares (the “Performance Shares”) as a Performance Share Award under the Plan. Each Performance Share represents the right to receive one Common Share if and when the Performance Goal for a Performance Period applicable to the particular Performance Shares is satisfied.
(b) If the Company declares and pays a cash dividend with respect to the Common Shares, it shall also pay a cash dividend in the same amount and at the same time with respect to each Performance Share held by Executive.
(c) If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the Common Shares, or any merger,
Exhibit 10.5

reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to Executive and consistent with the terms of the Plan, cause an adjustment to be made in (i) the number and kind of Common Shares subject to the then outstanding Performance Shares, (ii) the Performance Goals applicable to the Performance Shares, and (iii) any other terms of the Performance Share Award that are affected by the event.
(d) As soon as administratively practicable following the applicable Payment Date (as defined in Section 1.3), and upon the satisfaction of all other applicable conditions with respect to the Performance Share Award, the Company shall deliver or cause to be delivered to Executive a certificate or certificates for the Common Shares that have been earned through achievement of the Performance Goals.
1.2 Restrictions.
(a) Performance Shares may not be sold, transferred, assigned or subject any encumbrance, pledge, or charge or disposed of for any reason.
(b) Any Performance Shares for which the applicable Performance Goal has not be met by August 31, 2009 shall be cancelled and shall be of no further force and effect.
(c) Any attempt to dispose of Performance Shares or any interest in such shares in a manner contrary to the Plan or this Agreement shall be void and of no effect.
1.3 Performance Goals; Payment.
(a) Subject to the provisions contained in Sections 1.4, the Performance Period and Performance Goals for the Performance Shares awarded herein shall be as follows:
     (i) For one-third of the Performance Shares awarded herein, the initial Performance Period shall be the fiscal year ending August 31, 2006 (“Fiscal 2006”) and such Performance Shares shall be deemed earned if the Company’s Earnings Per Share (as defined herein) shall have increased by 15% over the fiscal year ended August 31, 2005 (“Fiscal 2005”); provided, however, all Performance Shares that are not earned with respect of Fiscal 2006 shall be carried forward to the next Performance Period;
     (ii) For an additional one-third of the Performance Shares awarded herein and any Performance Shares carried forward from the prior Performance Period, the Performance Period shall begin on the September 1, 2006 and end on August 31, 2007 (“Fiscal 2007”) and such Performance Shares shall be deemed earned if the Company’s Earnings Per Share for Fiscal 2007 have increased on a cumulative basis at a compound annual rate of 15% since Fiscal 2005; provided, however, if Performance Shares are not earned with respect of Fiscal 2007, all such Performance Shares shall be carried forward to the next Performance Period;
     (iii) For an additional one-third of the Performance Shares awarded herein and any Performance Shares carried forward from the prior Performance Period, the Performance Period
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shall begin on the September 1, 2007 and end on August 31, 2008 (“Fiscal 2008”) and such Performance Shares shall be deemed earned if the Company’s Earnings Per Share for Fiscal 2008 have increased on a cumulative basis at a compound annual rate of 15% since Fiscal 2005; provided, however, if Performance Shares are not earned with respect of Fiscal 2008, all such Performance Shares shall be carried forward to the next Performance Period; and
     (iv) For any Performance Shares carried forward from the prior Performance Period, the Performance Period shall begin on the September 1, 2008 and end on August 31, 2009 (“Fiscal 2009”) and such Performance Shares shall be deemed earned if the Company’s Earnings Per Share for Fiscal 2009 have increased on a cumulative basis at a compound annual rate of 15% since Fiscal 2005; provided, however, any Performance Shares that are not earned with respect of Fiscal 2009, shall be cancelled and of no further force and effect.
(b) “Payment Date” shall mean with respect to any Performance Period as to which the applicable Performance Goal has been met the date following the end of the most recently completed Performance Period on which the Company first publicly reports its earnings for its most recently completed fiscal year.
(c) “Earnings Per Share” shall mean, for purposes of this Agreement, earnings per share determined in accordance with United States generally accepted accounting principles, but excluding discontinued operations, effects of accounting changes, expenses for restructuring or productivity initiatives, effects of acquisitions or divestitures and special one time charges associated with changes in the carrying amount of assets.
1.4 Acceleration on Change of Control; Forfeiture.
(a) In the event of a Change of Control of the Company, all Performance Shares shall automatically become fully earned and vested on the date when the Change of Control is deemed to have occurred and such date shall be the Payment Date for Performance Shares that vest on such date.
(b) If Executive’s employment with the Company terminates for any reason, all outstanding Performance Shares shall be forfeited by Executive as of the date of termination.
1.5 Section 162(m) Award.
The Performance Share Award made herein is intended to be a Section 162(m) Award as defined in the Plan and the provisions of the Plan applicable to such awards shall control the interpretation and performance of this Agreement.
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1.6 Payment of Applicable Taxes.
No Common Shares shall be delivered to Executive after they have been earned until any taxes payable with respect to the earning of the Common Shares have been withheld by the Company or paid by Executive. Executive may use Common Shares to pay the Company all or any part of the mandatory federal, state or local withholding tax payments. Payment of applicable taxes may be made as follows: (i) in cash, (ii) payment in Common Shares owned by Executive, including those that have been earned under the Plan, or (iii) by a combination of the methods described above
SECTION 2. REPRESENTATIONS OF EXECUTIVE.
Executive hereby represents to the Company that Executive has read and understands the provisions of this Agreement and the Plan, and Executive acknowledges that Executive is relying solely on his or her own advisors with respect to the tax consequences of this Performance Share Award.
SECTION 3. NOTICES.
All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:	Robbins & Myers, Inc. 1400 Kettering Tower Dayton, Ohio 45423 Attention: Vice President, Human Resources

To Executive:	At the last residence address of Executive on file with the Company.
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested), (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), or (c) be given electronically, if receipt is confirmed electronically to the sender within 24 hours and the actual date of receipt shall determine the time at which notice was given.
SECTION 4. PLAN CONTROLLING.
The Award is subject all of the terms conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the provisions of the Plan shall control.
SECTION 5. GOVERNING LAW.
This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio other than the conflict of laws provisions of such laws.
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SECTION 6. SEVERABILITY.
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.
SECTION 7. STRICT CONSTRUCTION.
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.
SECTION 8. DEFINITIONS.
(a) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
(b) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of Executive, Company includes any Subsidiary of the Company.
(c) “Fair Market Value” means the average of the high and low prices of a Common Share on the date when the value of a Common Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Common Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Common Shares are
Exhibit 10.5

no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Internal Revenue Code and related regulations promulgated under the Code.
IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the Award Date.

ROBBINS & MYERS, INC.

By:
Name:	Robert J. Kegerreis
Chairman of the Compensation Committee

EXECUTIVE

Name:	Peter C. Wallace
Exhibit 10.5